Exhibit 99.1

Contact:	Richard S. Martin
Chief Financial Officer
(800) 322-2644, x1907

Diane L. Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

STRATEGIC DISTRIBUTION, INC. REPORTS 2003 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

Bensalem, PA – March 31, 2004 - Strategic Distribution, Inc. (Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services in North America, today reported financial results for the fourth quarter and year ended December 31, 2003.

As part of the year-end closing process, the Company determined that certain liabilities to its materials suppliers, which were accrued prior to 2001, were overstated by $0.8 million.  As a result, the consolidated financial statements were restated to reflect a decrease of $0.8 million to the accumulated deficit account as of December 31, 2000 for the correction of errors that arose in periods prior to 2001. The consolidated statements of operations and cash flows for the years ended December 31, 2002 and 2001 were not affected by these restatements.

Revenues for the fourth quarter of 2003 were $26.4 million, compared to revenues of $40.9 million reported for the fourth quarter of 2002.   The $14.5 million decrease in revenues was primarily attributable to the termination of the El Paso Corporation (EPC) integrated supply agreement in July 2003. The EPC termination accounted for $8.0 million of the decrease.  The Company reported no EPC revenues in the fourth quarter of 2003.  Additional decreases in revenues were attributable to the termination of other integrated supply service contracts totaling $4.4 million and to continued weakness within our core customer base totaling $2.1 million.

The Company reported a net loss of $0.7 million or 23 cents per share in the fourth quarter of 2003 compared to a net loss of $0.1 million or 3 cents per share for the same period of the prior year. The majority of the change in the net loss from the fourth quarter of 2002 to the fourth quarter of 2003 was attributable to the loss of operating income from closed sites. In addition, the Company determined that certain other liabilities and reserves were overstated by approximately $1.4 million. The adjustments required to correct the liabilities and reserves were based on recent developments

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that led management to refine estimates related to certain liabilities and reserves.  Of these adjustments, $0.9 million was reflected as a reduction to cost of materials in 2003 due to overestimated liabilities to suppliers. The remaining adjustments were reflected as a reduction of selling, general and administrative expenses and to other operating expenses in 2003. These benefits were offset by the recognition of $0.5 million of expense as a result of re-pricing the Company’s outstanding stock options (in connection with the distribution to stockholders on October 6, 2003 discussed below) and changing the methodology for administering the Company’s vacation policy. The fourth quarter of 2002 included $0.3 million benefit related to the recovery of an insured loss.

For the year ended 2003, the Company reported revenues of $134.6 million compared to $253.6 million for the year ended December 31, 2002.  The termination of the EPC integrated supply agreement in 2003 and the termination of the Kraft Foods North America, Inc. (Kraft) integrated supply agreement in 2002 accounted for $95.7 million of the decrease in aggregate, or $18.7 million and $77.0 million (including a $26.2 million one-time inventory sale), respectively.  The Company reported $18.7 million of EPC revenues and no Kraft revenues in the full year 2003.  Additional decreases in revenues were attributable to the termination of other integrated supply contracts totaling $19.7 million and to continued weakness within our core customer base totaling $4.6 million.  The revenue decreases were partially offset by a one-time $1.0 million inventory sale to an existing customer.

The Company reported a net loss of $0.7 million or 24 cents per share for the full year 2003 compared to a net loss of $3.4 million or $1.11 per share for the same period of the prior year.  The full year of 2002 included $4.5 million of severance and long-lived asset impairment charges associated with the Kraft termination, a $1.9 million non-cash charge related to the adoption of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets, the benefit of $1.7 million of profit on the Kraft inventory sale, the $0.9 million benefit related to the more favorable conclusion of previously estimated contract termination matters, and the benefit of a $0.3 million insurance recovery. In addition to the 2002 items described above, the net loss generated in the full year 2003 as compared to the full year 2002 results was attributable to the loss of operating income from closed sites. The full year ended 2003 included a legal settlement that was more favorable than previously estimated by $0.7 million and included a benefit of approximately

$1.4 million attributable to reductions in costs and expenses due to changes in estimates. These benefits were offset by the recognition of $0.5 million of expense as a result of re-pricing the Company’s outstanding stock options and changing the methodology for administering the Company’s vacation policy. The Company did not recognize revenues and the associated profits on the shipment of supplies, costing $4.6 million, to a new customer as a result of not meeting all of the criteria required by Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”). The revenues and profits associated with this shipment will be recognized in the first quarter of 2004.

The Company ended 2003 with $29.8 million of cash and short-term investments, compared to the $43.6 million in the prior year. The Company paid a cash distribution, which is deemed to be a return of capital for tax purposes, of $5.00 per share to stockholders on October 6, 2003. The distribution totaled $14.8 million in the aggregate.

Strategic Distribution’s President and Chief Executive Officer, Don Woodring, commented on the results stating, “We were pleased to add several new customers in 2003.  However, the benefit from this new business is not expected to reach full maturity until approximately 12 to18 months after contract signing.

“The loss of EPC and other customers had an adverse impact on the Company in the last half of 2003, despite the fact that many of these customers, including EPC, were lower margin customers.  Additionally, the delays experienced with the registration of the New York City contracts caused the Company to postpone recognizing revenues and associated profits from these contracts. We expect to be fully operational under both the New York City maintenance contract and the New York City custodial contract in the second quarter of 2004.”

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company’s web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

— Financial Table Follows —

STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Summary of Operations

(unaudited)

(in thousands, except for share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues	$26,438	$40,870	$134,557	$253,583
Costs and expenses:
Cost of materials	19,654	32,003	104,601	205,274
Operating wages and benefits	2,344	3,473	11,568	18,466
Other operating expenses	674	1,268	3,606	6,537
Selling, general and administrative expenses	4,484	4,335	15,635	20,558
Severance and asset impairment expenses	—	—	—	4,500
Total costs and expenses	27,156	41,079	135,410	255,335
Operating loss	(718)	(209)	(853)	(1,752)
Interest income	88	158	496	437
Loss from operations before income taxes and cumulative effect of accounting change	(630)	(51)	(357)	(1,315)
Income tax expense	(60)	(54)	(367)	(164)
Loss from operations before cumulative effect of accounting change	(690)	(105)	(724)	(1,479)
Cumulative effect of accounting change	—	—	—	(1,939)
Net loss	$(690)	$(105)	$(724)	$(3,418)

Net loss per common share - basic and diluted:
Loss from operations	$(0.23)	$(0.03)	$(0.24)	$(0.48)
Cumulative effect of accounting change	—	—	—	(0.63)
Net loss	$(0.23)	$(0.03)	$(0.24)	$(1.11)

Weighted average number of shares of common stock outstanding - basic and diluted	2,953,101	3,073,699	2,989,011	3,084,964

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